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EXHIBIT 99.1

January 27, 2005

Dow Reports 2004 Results
Record Sales Drive Significant Increase in Earnings

Fourth Quarter of 2004 Highlights

  •
  Sales for the fourth quarter of 2004 were a record $10.9 billion, up 31 percent from the same period last year, reflecting a 3 percent increase in volume and a 28 percent increase in price.

  •
  Earnings per share were $1.06, including tax valuation adjustments and the gain from a divestiture totaling $0.21. This compares with $0.99 per share for the same quarter in 2003, which included tax benefits of $0.49 per share.

  •
  Strong industry demand drove continued high operating rates and allowed Dow to expand margins across most businesses, despite an unprecedented $1.5 billion increase in feedstock and energy costs compared with the same period in 2003.

2004 Highlights

  •
  2004 sales increased to $40.2 billion, 23 percent higher than in 2003 and a new record for the Company. Volume increased 6 percent and price was up 17 percent.

  •
  Although feedstock and energy costs climbed more than $3.4 billion in 2004 compared with 2003, the Company's focus on price/volume management and its continuing cost control efforts generated solid margin expansion.

  •
  The Company reported earnings of $2.93 per share, including the net impact of restructuring, the gain from an asset divestiture and tax valuation adjustments totaling $0.22 per share. In 2003, the Company reported earnings of $1.87 per share, including tax benefits of $0.49 per share.

	3 Months Ended December 31		12 Months Ended December 31
(In millions, except for per share amounts)
	2004	2003	2004	2003
Net Sales	$10,936	$8,332	$40,161	$32,632
Net Income	$1,026	$929	$2,797	$1,730
Earnings Per Common Share	$1.06	$0.99	$2.93	$1.87

Review of Fourth Quarter Results

        The Dow Chemical Company (NYSE: DOW) reported record sales of $10.9 billion for the fourth quarter of 2004, an increase of 31 percent compared with the same period in 2003, with volume up 3 percent and price up 28 percent.

        Net income climbed to $1,026 million, 10 percent higher than the fourth quarter last year, while earnings per share were $1.06, up from $0.99 a year ago. Earnings in the fourth quarter of 2004 included tax valuation adjustments and an after-

tax gain from the sale of the DERAKANE™ business, totaling $0.21 per share. During the same period in 2003, tax benefits had a positive impact of $0.49 per share.

        Dow achieved double-digit price increases in all geographic areas and expanded margins in most of its businesses. As a result, despite incurring feedstock and energy costs that were 50 percent higher than the same quarter of last year, the Company was able to report its eighth consecutive quarter of margin recovery.

        "This has been another solid and encouraging quarter for Dow," said Andrew Liveris, Dow's President and Chief Executive Officer. "The headwind remains strong, but we were able to achieve significant margin restoration despite another unprecedented rise in feedstock and energy costs.

        "In part the margin expansion was driven by the improvement we saw in industry fundamentals. But price/volume management and our on-going commitment to controlling costs were equally important contributors. For example, Selling, Administrative and Research and Development expenses as a percent of sales fell below 6 percent for the quarter, compared with more than 7 percent in the same quarter of 2003 and 10 percent in 2002. And our nonconsolidated joint ventures continued to add substantially to our bottom line," he said.

        Sales in Performance Plastics climbed to $2.6 billion in the fourth quarter of 2004, an increase of 28 percent compared with the same period in 2003, with volume up 9 percent and price up 19 percent. Polyurethanes, Engineering Plastics and Epoxy Products led the way, each reporting an increase in sales of more than 25 percent compared with the fourth quarter of 2003. Demand for polyurethanes remained strong across a broad range of end-use markets, including appliance, automotive and construction. Dow's Epoxy Products business saw little sign of the usual seasonal slowdown, with demand for coatings and electronic applications spurring price and volume improvements. Engineering Plastics reported solid sales, with demand from the appliance, information technology and electronics industries stimulating increases in both volume and price. In addition, Dow's Licensing activities achieved a marked improvement in revenues, principally through new licensing of technology in Asia Pacific and the Middle East. EBIT(a) for the Performance Plastics segment was $351 million, including a gain of $90 million on the sale of the DERAKANE™ business. Excluding this gain, EBIT was $261 million, an increase of 29 percent compared with the same quarter of 2003.

(a)
Earnings before interest, income taxes and minority interests ("EBIT"). Reconciliation of EBIT to "Net Income Available for Common Stockholders" is provided following the Operating Segments and Geographic Areas table.

        In Performance Chemicals, sales for the fourth quarter of 2004 were $1.8 billion, an increase of 29 percent compared with the same period in 2003. Volume increased 11 percent, due in part to the successful integration of the acrylics business acquired from Celanese in the first quarter of the year. Price improved 18 percent, led by Emulsion Polymers which saw partial restoration of its margins in the fourth quarter. Acrylics and Oxide Derivatives reported fourth quarter sales up by more than 50 percent compared with the same period in 2003. Increased volume contributed over half of that gain, mainly due to the Celanese acrylics acquisition but also supported by steady demand within the Amines business for end-use applications including agricultural chemicals, wood treatment products and construction materials. Specialty Polymers also reported a good quarter, with Liquid Separations' membrane revenues bolstered by a shipment of FilmTec membranes to the Middle East for use in the world's largest desalination plant. Performance Chemicals reported EBIT of $183 million for the fourth quarter, 29 percent higher than the same period last year.

        The Agricultural Sciences segment posted sales of $758 million for the fourth quarter of 2004, 10 percent higher than the same period in 2003. Volume increased by 8 percent, led by Europe and Latin America, while price was up 2 percent. Fungicide demand was particularly strong in South America, where high levels of soybean rust and increased planted acres enabled the Company to capture additional product sales. Sales of spinosad insect control products also rose during the quarter compared with the same period in 2003, with excellent growth from the ramp-up of products launched in Brazil and India. And continued demand for insecticides to combat locust outbreaks in West Africa resulted in a substantial year-on-year increase in sales of chlorpyrifos. EBIT of $41 million was 14 percent higher than the same period last year.

        Plastics had a strong fourth quarter, as sales climbed 42 percent from $2.0 billion in 2003 to $2.9 billion in 2004. Although the Company saw solid volume growth in several polymers compared with the same quarter of 2003, volume for the segment remained flat—impacted by the second quarter divestiture of the Company's PET business as part of the formation of the Equipolymers joint venture. There was a continued strengthening of demand for polyethylene, with tightening global supply driving significant price increases across all geographic areas. Polypropylene also reported solid demand in Europe and North America and price increases in every region. The Plastics segment reported EBIT of $591 million for the fourth quarter, significantly higher than the $211 million reported in the same period last year.

        Chemicals sales also rose in the fourth quarter of 2004 compared with the same period in 2003, climbing 25 percent from $1.2 billion to $1.5 billion. Price increased 32 percent, while volume fell 7 percent, impacted by the divestiture of assets associated with the formation of the MEGlobal joint venture in the second quarter. Vinyl chloride monomer maintained strong sales throughout the quarter, driven by robust global demand for polyvinyl chloride. Demand for caustic soda remained strong across all industry segments—alumina, pulp and paper and chemical processing—and combined with high industry operating rates worldwide allowed for favorable price momentum. Despite some softness toward the end of the year in Asia, ethylene glycol margins also continued to expand due to high operating rates and improved pricing. The Chemicals segment reported EBIT for the quarter of $411 million, three and a half times that of the same quarter of 2003.

        Excluding the tax valuation adjustments and gain from the divestiture mentioned earlier, the effective tax rate for full year 2004 was 27 percent, compared with an estimated rate of 28 percent in the third quarter of 2004. The results for the fourth quarter reflected this year-to-date adjustment.

Review of Results for 2004

        Dow reported annual 2004 sales of $40.2 billion, compared with 2003 sales of $32.6 billion, a 23 percent increase and a new sales record for the Company. Net income was $2.8 billion, up from $1.7 billion reported a year ago. Earnings per share were $2.93, including tax valuation adjustments, the gain from the sale of the DERAKANE™ business and the net favorable impact of restructuring, which totaled $0.22 per share. In 2003, the Company reported earnings of $1.87 per share, including tax benefits of $0.49 per share.

        Overall volume increased 6 percent compared with 2003. Price was up 17 percent, more than offsetting a $3.4 billion increase in feedstock and energy costs compared with 2003. As a result, the Company achieved significant additional margin expansion and has now recovered around one third of the margin lost between 1995 and 2002.

        Commenting on the Company's results, Liveris said, "We began 2004 determined to maintain the momentum of our drive for financial fitness, to sustain the gains of 2003 and to further develop the foundation for long-term strategic growth. Supported by improving chemical industry fundamentals, we achieved success on all fronts. Once again, Dow employees rose to the challenge outlined in the Company's Action Plan: price and volume were aggressively managed; structural costs were kept in tight check; and capital spending remained on target at $1.3 billion. That's why we were able to improve margins through 2004—and it's why I am confident we should see further margin restoration in 2005.

        "Through the year ahead we expect that continued global economic growth will spur higher chemical industry demand and tighten supply/demand balances still further," said Liveris. "But against that, the high and volatile feedstock and energy costs that have characterized this industry for the past two years look set to continue—which is why we will maintain our focus on financial discipline, controlling those things we can control, as we move forward in 2005."

Upcoming Webcast

        Dow will host a live Webcast of its fourth quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10 a.m. EST on www.dow.com.

About Dow

        Dow is a leader in science and technology, providing innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $40 billion, Dow serves customers in 175 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its 43,000 employees seek to balance economic, environmental and social responsibilities. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Supplemental Information

        The following tables summarize the impact of the certain items recorded in the three-month and twelve-month periods ended December 31, 2004 and 2003:

Description of Certain Items Affecting Results:
Fourth Quarter of 2004 and 2003

        Results in the fourth quarter of 2004 were favorably impacted by a pretax gain of $90 million on the sale of the DERAKANE™ business, which was reflected in the Performance Plastics segment. The Company also recorded tax benefits of $146 million related to the reversal of tax valuation allowances and the impact of a decrease in the tax rate in The Netherlands on deferred tax liabilities.

        In the fourth quarter of 2003, earnings were favorably impacted by the reversal of tax valuation allowances of $454 million related to the utilization of certain tax assets.

	Pretax Impact(1)		Impact on Net Income(2)		Impact on EPS(3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Gain on sale of DERAKANE™ business	$90	—	$57	—	$0.06	—
Reversal of tax valuation allowances and impact of change in tax rate on deferred tax liabilities	—	—	146	$454	0.15	$0.49

Total	$90	—	$203	$454	$0.21	$0.49

Full Year 2004 and 2003

        In addition to the favorable impacts described above for the fourth quarter of 2004, earnings for the year 2004 were impacted by a net pretax gain from restructuring of $20 million. This included gains totaling $563 million from asset divestitures associated with the formation of two new joint ventures, offset by asset impairments of $99 million related to the future sale or shutdown of facilities; the recognition of a liability of $148 million associated with a loan guarantee for Cargill Dow LLC, a 50:50 joint venture; and employee-related restructuring charges of $296 million.

        In addition to the tax benefits described above for the fourth quarter of 2003, earnings for the year 2003 were impacted by an after-tax charge of $9 million related to the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations."

	Pretax Impact(1)		Impact on Net Income(2)		Impact on EPS(3)
	Twelve Months Ended		Twelve Months Ended		Twelve Months Ended
In millions, except per share amounts	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Restructuring activities:
Employee-related restructuring charges	$(296)	—	$(200)	—	$(0.21)	—
Gains on divestitures of assets related to formation of MEGlobal and Equipolymers joint ventures	563	—	379	—	0.40	—
Asset impairments	(99)	—	(69)	—	(0.08)	—
Recognition of liability related to Cargill Dow loan guarantee	(148)	—	(93)	—	(0.10)	—
Gain on sale of DERAKANE™ business	90	—	57	—	0.06	—
Reversal of tax valuation allowances and impact of change in tax rate on deferred tax liabilities	—	—	146	$454	0.15	$0.49
Cumulative effect of change in accounting principle	—	—	—	(9)	—	(0.01)

Total	$110	—	$220	$445	$0.22	$0.48

(1)
Impact on "Income before Income Taxes and Minority Interests"
(2)
Impact on "Net Income Available for Common Stockholders"
(3)
Impact on "Earnings per common share—diluted"

THE DOW CHEMICAL COMPANY—4Q04 EARNINGS
Financial Statements (Note A)

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
In millions, except per share amounts (Unaudited)	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Net Sales	$10,936	$8,332	$40,161	$32,632

Cost of sales	9,295	7,183	34,244	28,177
Research and development expenses	261	251	1,022	981
Selling, general and administrative expenses	385	349	1,436	1,392
Amortization of intangibles	17	19	81	63
Restructuring net gain (Note B)	—	—	20	—
Equity in earnings of nonconsolidated affiliates	297	119	923	322
Sundry income—net	116	31	136	146
Interest income	28	32	86	92
Interest expense and amortization of debt discount	186	202	747	828

Income before Income Taxes and Minority Interests	1,233	510	3,796	1,751

Provision (Credit) for income taxes (Note C)	175	(442)	877	(82)
Minority interests' share in income	32	23	122	94

Income before Cumulative Effect of Change in Accounting Principle	1,026	929	2,797	1,739

Cumulative effect of change in accounting principle (Note D)	—	—	—	(9)

Net Income Available for Common Stockholders	$1,026	$929	$2,797	$1,730

Share Data
Earnings before cumulative effect of change in accounting principle per common share—basic	$1.08	$1.01	$2.98	$1.89
Earnings per common share—basic	$1.08	$1.01	$2.98	$1.88
Earnings before cumulative effect of change in accounting principle per common share—diluted	$1.06	$0.99	$2.93	$1.88
Earnings per common share—diluted	$1.06	$0.99	$2.93	$1.87
Common stock dividends declared per share of common stock	$0.335	$0.335	$1.34	$1.34
Weighted-average common shares outstanding—basic	949.3	923.6	940.1	918.8
Weighted-average common shares outstanding—diluted	964.3	933.7	953.8	926.1

Depreciation	$469	$460	$1,904	$1,753

Capital Expenditures	$482	$349	$1,333	$1,100

Notes to the Consolidated Financial Statements:

Note A:	The unaudited consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. Certain reclassifications of prior year amounts have been made to conform to current year presentation. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.
Note B:
In the second quarter of 2004, the Company recorded a net pretax gain of $20 million related to restructuring activities. The net gain included gains totaling $563 million related to the divestitures of assets in conjunction with the formation of two new joint ventures, MEGlobal and Equipolymers, substantially offset by asset impairments of $99 million related to the future sale or shutdown of facilities;the recognition of a liability of $148 million associated with a loan guarantee for Cargill Dow LLC, a 50:50 joint venture; and employee-related restructuring charges of $296 million. The employee-related restructuring charges included severance of $225 million and curtailment costs of $71 million associated with Dow's defined benefit plans, and were the result of decisions management made in the second quarter relative to employment levels as the Company restructured its business organization and finalized plans for additional plant shutdowns and divestitures.
Note C:
In the fourth quarter of 2004, the Company's provision for taxes was reduced by tax benefits of $146 million related to the revised estimate of the future utilization of operating loss carryforwards in certain foreign jurisdictions and the impact of a legislated decrease in the tax rate in The Netherlands on deferred tax liabilities.
In the fourth quarter of 2003, the Company's provision for taxes was reduced by tax benefits of $454 million related to the utilization of foreign tax credits and the revised estimate of the future utilization of operating loss carryforwards in certain foreign jurisdictions.
Note D:	On January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." The cumulative effect of adoption was a charge of $9 million (net of tax of $5 million).

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Dec. 31, 2004	Dec. 31, 2003
Assets
Current Assets
Cash and cash equivalents	$3,108	$2,392
Marketable securities and interest-bearing deposits	84	42
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables—2004: $136; 2003: $118)	4,753	3,574
Other	2,604	2,356
Inventories	4,957	4,050
Deferred income tax assets—current	384	698

Total current assets	15,890	13,112

Investments
Investment in nonconsolidated affiliates	2,698	1,878
Other investments	2,141	1,971
Noncurrent receivables	189	230

Total investments	5,028	4,079

Property
Property	41,898	40,812
Less accumulated depreciation	28,070	26,595

Net property	13,828	14,217

Other Assets
Goodwill	3,152	3,226
Other intangible assets (net of accumulated amortization—2004: $507; 2003: $406)	535	579
Deferred income tax assets—noncurrent	4,369	4,113
Asbestos-related insurance receivables—noncurrent	1,028	1,176
Deferred charges and other assets	2,055	1,389

Total other assets	11,139	10,483

Total Assets	$45,885	$41,891

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$104	$258
Long-term debt due within one year	861	1,088
Accounts payable:
Trade	3,701	2,843
Other	2,194	2,041
Income taxes payable	419	212
Deferred income tax liabilities—current	205	241
Dividends payable	342	331
Accrued and other current liabilities	2,680	2,520

Total current liabilities	10,506	9,534

Long-Term Debt	11,629	11,763

Other Noncurrent Liabilities
Deferred income tax liabilities—noncurrent	1,301	1,124
Pension and other postretirement benefits—noncurrent	3,979	3,572
Asbestos-related liabilities—noncurrent	1,549	1,791
Other noncurrent obligations	3,202	3,556

Total other noncurrent liabilities	10,031	10,043

Minority Interest in Subsidiaries	449	376

Preferred Securities of Subsidiaries	1,000	1,000

Stockholders' Equity
Common stock	2,453	2,453
Additional paid-in capital	274	8
Unearned ESOP shares	(12)	(30)
Retained earnings	11,527	9,994
Accumulated other comprehensive loss	(977)	(1,491)
Treasury stock at cost	(995)	(1,759)

Net stockholders' equity	12,270	9,175

Total Liabilities and Stockholders' Equity	$45,885	$41,891

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments and Geographic Areas

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Operating segment sales
Performance Plastics	$2,618	$2,049	$9,493	$7,770
Performance Chemicals	1,773	1,378	6,667	5,552
Agricultural Sciences	758	690	3,368	3,008
Plastics	2,874	2,019	10,041	7,760
Chemicals	1,468	1,174	5,454	4,369
Hydrocarbons and Energy	1,396	937	4,876	3,820
Unallocated and Other	49	85	262	353

Total	$10,936	$8,332	$40,161	$32,632

Operating segment EBIT (1)
Performance Plastics	$351	$203	$1,048	$701
Performance Chemicals	183	142	600	682
Agricultural Sciences	41	36	586	441
Plastics	591	211	1,725	662
Chemicals	411	117	1,602	334
Hydrocarbons and Energy	1	—	—	6
Unallocated and Other	(187)	(29)	(1,104)	(339)

Total	$1,391	$680	$4,457	$2,487

Geographic area sales
United States	$4,041	$3,191	$15,054	$12,813
Europe	3,924	2,832	14,280	11,351
Rest of World	2,971	2,309	10,827	8,468

Total	$10,936	$8,332	$40,161	$32,632

(1)
The Company uses EBIT (which Dow defines as earnings before interest, income taxes and minority interests) as its measure of profit/loss for segment reporting purposes. EBIT includes all operating items related to the businesses and excludes items that principally apply to the Company as a whole. A reconciliation of EBIT to "Net Income Available for Common Stockholders" is provided below:

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
EBIT	$1,391	$680	$4,457	$2,487
+ Interest income	28	32	86	92
- Interest expense and amortization of debt discount	186	202	747	828
- Provision (Credit) for income taxes	175	(442)	877	(82)
- Minority interests' share in income	32	23	122	94
+ Cumulative effect of change in accounting principle	—	—	—	(9)

Net Income Available for Common Stockholders	$1,026	$929	$2,797	$1,730

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended Dec. 31, 2004			Twelve Months Ended Dec. 31, 2004
Percentage change from prior year
	Volume	Price	Total	Volume	Price	Total
Operating segments
Performance Plastics	9%	19%	28%	12%	10%	22%
Performance Chemicals	11%	18%	29%	11%	9%	20%
Agricultural Sciences	8%	2%	10%	9%	3%	12%
Plastics	—	42%	42%	5%	24%	29%
Chemicals	(7)%	32%	25%	3%	22%	25%
Hydrocarbons and Energy	—	49%	49%	(2)%	30%	28%

Total	3%	28%	31%	6%	17%	23%

Geographic areas
United States	3%	24%	27%	5%	12%	17%
Europe	3%	36%	39%	4%	22%	26%
Rest of World	3%	26%	29%	12%	16%	28%

Total	3%	28%	31%	6%	17%	23%

QuickLinks

  EXHIBIT 99.1
Dow Reports 2004 Results Record Sales Drive Significant Increase in Earnings
Fourth Quarter of 2004 Highlights
2004 Highlights
  THE DOW CHEMICAL COMPANY—4Q04 EARNINGS Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries Consolidated Statements of Income
The Dow Chemical Company and Subsidiaries Consolidated Balance Sheets
The Dow Chemical Company and Subsidiaries Operating Segments and Geographic Areas
Sales Volume and Price by Operating Segment and Geographic Area